UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2013

Philip Morris International Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-33708	13-3435103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (917) 663-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On May 21, 2013, Philip Morris International Inc. (“PMI”) issued a press release announcing that
Grupo Carso, S.A.B. de C. V., pursuant to a prior agreement with a wholly-owned subsidiary of PMI, will sell to PMI its 20% interest in Philip Morris Mexico, S.A. de C.V. (“PMM”), PMI's Mexican tobacco business. The final purchase price, currently estimated to be approximately $700 million, will be determined by a pre-agreed formula. It is subject to a potential adjustment based on PMM's actual performance over three years ending two years after the closing of the purchase. The transaction, as a result of which PMI will own 100% of PMM, is expected to be completed by September 30, 2013, subject to the approval of the Mexican antitrust authority, and is projected to be immediately marginally accretive to PMI's earnings per share as of the fourth quarter of 2013. Mr. Carlos Slim Helú, a director of PMI, has an affiliation with Grupo Carso.
A copy of the press release is attached hereto as Exhibit 99.1. and is incorporated herein by reference.
The information on PMI's website referenced in the press release, is not, and shall not be deemed to be, part of this Form 8-K or incorporated into any filing PMI makes with the Securities and Exchange Commission, except as expressly set forth in such a filing.

Item 9.01.	Exhibits.
(d) Exhibits
99.1    Philip Morris International Inc. Press Release, dated May 21, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ JERRY WHITSON
Name:	Jerry Whitson
Title:	Deputy General Counsel and Corporate Secretary
DATE: May 21, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Philip Morris International Inc. Press Release, dated May 21, 2013.